                                                                      EXHIBIT 99

                                IRT PARTNERS L.P.

                                 BALANCE SHEETS
                        (In thousands, except unit data)

                                                                                 March 31,     December 31,
                                                                                   1999            1998
                                                                                ----------     ------------
                                                                               (Unaudited)
ASSETS
    Rental properties                                                           $ 155,623       $ 139,936
    Accumulated depreciation                                                      (19,932)        (19,099)
                                                                                ---------       ---------
                                                                                  135,691         120,837

    Cash & cash equivalents                                                           662           1,103
    Advances to affiliate, net                                                        553               0
    Prepaid expenses and other assets                                               1,591           1,269
                                                                                ---------       ---------
    Total Assets                                                                $ 138,497       $ 123,209
                                                                                =========       =========

LIABILITIES & PARTNERS' CAPITAL

      Liabilities:
        Mortgage notes payable, net                                             $  31,591       $  25,963
        Advances from affiliate, net                                                    0              33
        Accrued expenses and other liabilities                                      2,261           1,660
                                                                                ---------       ---------
Total Liabilities                                                                  33,852          27,656
                                                                                ---------       ---------

Limited partners' capital interest (779,385 OP Units at March 31, 1999 and
December 31, 1998), at redemption value
                                                                                    6,874           7,794

Commitments and contingencies (Note 4)                                                 --              --

Partners' Capital:
         General partner (113,713 OP units at March 31, 1999 and 103,982
         OP units at December 31, 1998)                                             1,043             955
         Limited partner (10,478,066 OP units at March 31, 1999 and
         9,514,844 OP units at December 31, 1998)                                  96,728          86,804
                                                                                ---------       ---------

Total Partners' Capital                                                            97,771          87,759
                                                                                ---------       ---------
Total Liabilities and Partners' Capital                                         $ 138,497       $ 123,209
                                                                                =========       =========


               The accompanying notes are an integral part of this
                                 balance sheet.

                                IRT PARTNERS L.P.

                              STATEMENT OF EARNINGS
                    For the Three Months Ended March 31, 1999
                                   (Unaudited)
                                 (In thousands)


Income from rental properties                                    $4,803
                                                                 ------

Expenses:
  Operating expenses of rental properties                         1,086
  Interest on mortgages                                             557
  Depreciation                                                      833
  General & administrative                                            2
                                                                  2,478
                                                                 ------
         Net earnings                                            $2,325
                                                                 ======






               The accompanying notes are an integral part of this
                              financial statement.

                                IRT PARTNERS L.P.

                             STATEMENT OF CASH FLOWS
                    For the Three Months Ended March 31, 1999
                                   (Unaudited)
                                 (In thousands)


Cash flows from operating activities:
  Net earnings                                                                  $  2,325
  Adjustments to reconcile earnings to net cash from operating activities:
    Depreciation                                                                     833
    Changes in accrued assets and liabilities:
      Increase in prepaid expenses and other assets                                 (321)
      Increase in accrued expenses and other liabilities                             601
                                                                                --------
    Net cash flows from operating activities                                       3,438
                                                                                --------

Cash flows used in investing activities:
  Additions to real estate investments, net                                      (15,687)
                                                                                --------
Cash flows used in financing activities:
  Cash distributions paid, net                                                    (2,492)
  Principal amortization of mortgage notes payable                                  (115)
  Increase in mortgage notes payable                                               5,742
  Net advances from affiliate                                                       (586)
  Issuance of units for cash                                                       9,259
                                                                                --------
    Net cash flows used in financing activities                                   11,808
                                                                                --------
Net decrease in cash and cash equivalents                                           (441)
Cash and cash equivalents at beginning of period                                   1,103
                                                                                --------
Cash and cash equivalents at end of period                                      $    662
                                                                                ========

Supplemental disclosures of cash flow information:

  Total cash paid during the period for interest                                $    522
                                                                                ========







               The accompanying notes are an integral part of this
                              financial statement.

                               IRT PARTNERS L. P.

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 1999


1.       Unaudited Financial Statements

         These financial statements for interim periods are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to a fair presentation of the financial statements as of March 31, 1999 have been recorded. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for future interim periods or for a full year.

2.       Organization and Nature of Operations

         IRT Partners L.P. ("LP"), a Georgia limited partnership formed July 15, 1998, is the entity through which IRT Property Company (the "Company"), a self-administered and self-managed real estate investment trust, conducts a portion of its business and owns (either directly or through subsidiaries) a portion of its assets. LP was formed by the Company in order to enhance acquisition opportunities by offering potential sellers of properties the ability to engage in tax-deferred sales in exchange for Operating Partnership Units ("OP Units") of LP which are redeemable for shares of common stock of the Company. The Company serves as general partner of LP and, as of August 1, 1998, contributed 20 of its shopping centers and related assets and cash to LP in exchange for OP Units. As a result, the Company and IRT Management Company, one of the Company's wholly-owned subsidiaries, own approximately 93.1% of LP as of March 31, 1999.

         LP owns 27 neighborhood and community shopping centers located in Florida, Georgia, Tennessee and North Carolina. The shopping centers are anchored by necessity-oriented retailers such as supermarkets, drug stores and/or discount variety stores.

         LP currently has several unaffiliated limited partners resulting from the acquisition of three Florida properties in August 1998. The unaffiliated limited partners have the option to require LP to redeem their OP Units at any time after one year, in which event LP has the option to purchase the OP Units for cash or convert them into one share of the Company's common stock for each OP Unit.

3.       Purchase of Rental Properties
         In thousands except square footage

   Date                                            Square    Year    % Leased     Total                        Principal
 Acquired         Property Name       City, State  Footage   Built       at      Initial    Cash    Mortgage    Tenants
                                                                    Acquisition   Cost      Paid
------------ -----------------------  -----------  -------   -----  -----------  -------    ------  --------   ---------

2/26/99      The Shoppes at Lago Mar  Kendall, FL    82,436   1995       98%     $ 9,916    $4,174   $5,742       Publix
                                                                                                                Blockbuster

3/15/99      Williamsburg at          Dunwoody, GA   44,928   1983      100%       5,601     5,601        -
             Dunwoody
                                                    -------                      -------    ------   ------

                                                    127,364                      $15,517    $9,775   $5,742
                                                    =======                      =======    ======   ======


4.  Commitments and Contingencies

         In connection with the formulation of LP and its proposed operations, LP has guaranteed the bank indebtedness and senior indebtedness of the Company.